As filed with the Securities and Exchange Commission on October 20, 1999

                                          Registration No. 333_______________

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    Form S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                         LUMINANT WORLDWIDE CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                        75-2783690
(State or other jurisdiction of                          (I.R.S. employer
 incorporation or organization)                          identification number)

                             4100 Spring Valley Road
                                    Suite 750
                               Dallas, Texas 75244
                    (Address of Principal Executive Offices)

                                 (972) 404-5167
              (Registrant's telephone number, including area code)

                         Luminant Worldwide Corporation
                          1999 Long-Term Incentive Plan
                            (Full title of the plan)

                               Guillermo G. Marmol
                             Chief Executive Officer
                         Luminant Worldwide Corporation
                       4100 Spring Valley Road, Suite 750
                               Dallas, Texas 75244
                                 (972) 404-5167
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                           ---------------------------

                                 With a copy to:


                             R. Scott Kilgore, Esq.
                           Wilmer, Cutler & Pickering
                               2445 M Street, N.W.
                             Washington, D.C. 20037

                           ---------------------------


                        CALCULATION OF REGISTRATION FEE

                                                                             Proposed           Proposed
                                  Title of                                    Maximum            Maximum
                                 Securities                  Amount          Offering           Aggregate          Amount of
                                    to be                     to be            Price             Offering        Registration
         Name of Plan            Registered                Registered       Per Share (1)        Price (1)           Fee (1)
------------------------------------------------------------------------------------------------------------------------------------
1999 Long-Term Incentive         Common Stock, par           7,249,031         $30.00           $118,577,128.74    $32,964.44
Plan (the "1999 Plan")           $0.01
------------------------------------------------------------------------------------------------------------------------------------


(1) In accordance with Rule 457(h), the aggregate offering price and the amount of the registration fee are based on 7,249,031 options previously granted pursuant to the 1999 Plan and a weighted average per share exercise price of $30.00.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Luminant Worldwide Corporation (the "Registrant" or the "Company") shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish the SEC or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         Item 3.   Incorporation of Documents by Reference

         The Company hereby  incorporates  by reference the documents  listed in
(a) through (c) below. In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (prior to filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        (a) Prospectus on Form 424B4 filed by the Company on September 16, 1999.

        (b) The Company's Registration Statement on Form S-1 (SEC No. 33-80161) filed by the Company on June 8, 1999 and all amendments thereafter.

        (c) The description of the Company's Common Stock which is incorporated by reference in the Prospectus on Form 424B4 filed by the Company on September 16, 1999, including any amendment or report filed for the purpose of updating such description.

        Item 4.   Description of Securities

        General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 5,000,000 are shares of non-voting common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 15, 1999, there were 1,831,800 shares of our common stock outstanding, held by two holders of record, no shares of non-voting common stock outstanding and no shares of preferred stock outstanding.

As of the date of this Registration Statement, we have outstanding 24,163,436 shares of common stock. Of the 24,163,436 shares of common stock outstanding, 875,247 are shares of non-voting common stock. In addition, we may issue additional shares of common stock to the former owners of our companies as contingent consideration under the terms of the acquisition agreements that we entered into with them. The number of shares that could be issued as payment of contingent consideration are not now determinable and no assumptions regarding those issuances have been included in the pro forma financial statements included in this prospectus. Following completion of this offering, no shares of preferred stock will be outstanding.

The following is a description of our capital stock.

Common Stock and Non-Voting Common Stock

We are authorized to issue, without further stockholder approval, up to 100,000,000 shares of common stock, including 5,000,000 shares of non-voting common stock. Holders of record of common stock, excluding the non-voting common stock unless otherwise required by law, are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. As a result, holders of a plurality of the shares of common stock, excluding non-voting common stock, entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock, including the non-voting common stock, are entitled ratably to any dividend declared by the Board of Directors out of funds legally available for this purpose, subject to any preferential dividend rights of any then-outstanding preferred stock. Upon our liquidation, dissolution or winding up, holders of common stock, including the non-voting common stock, are entitled to receive ratably our remaining net assets available after payment of or provision for all debts and other liabilities, subject the prior rights of any then-outstanding preferred stock. Holders of common stock, including the non-voting common stock, have no redemption or conversion rights and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock. The outstanding shares of common stock, including the non-voting common stock, are, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock, including the non-voting common stock, may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. See "Preferred Stock." Each share of non-voting common stock will automatically convert to common stock on a share-for-share basis in the event the holder of a share of non-voting common stock sells or transfers that share to a person or entity who is not an affiliate of the holder. At the option of the holder of non-voting common stock each share of non-voting common stock may be converted on a share for share basis into common stock.

Preferred Stock

We are authorized to issue, without further stockholder approval, up to 10,000,000 shares of preferred stock in one or more series, which can have rights senior to those of the common stock. Our Board of Directors may fix or alter the powers, designation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, redemption price or prices, liquidation and other preferences, and other special rights of any wholly unissued series of preferred stock, and the number of shares constituting any such series.

Our issuance of preferred stock could adversely affect holders of common stock. These effects could include the following:

          if dividends on the preferred stock have not been made, dividends on the common stock may be restricted;

          to the extent the preferred stock has voting rights, the voting rights of the common stock will be diluted;

          if holders of preferred stock are entitled to preferred dividends or liquidation preferences, the amount of earnings and assets available for distribution to holders of common stock may be reduced; and

          the issuance of preferred stock could decrease the market price of the common stock.

In addition, our issuance of preferred stock may have the effect of delaying or preventing a change in control. We currently have no plans to issue any shares of preferred stock.


        Item 5.   Interests of Named Experts and Counsel

        The validity of the shares of Company Common Stock that may be issued under options granted under the 1999 Plan is being passed upon for the Company by Wilmer, Cutler & Pickering. George P. Stamas, a member of the Board of Directors, is a partner in Wilmer, Cutler & Pickering. As of the date of this Registration Statement, Mr. Stamas had received stock options to purchase 34,000 shares of Common Stock of the Company in his capacity as Director.

        Item 6.   Indemnification of Directors and Officers

        As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the Delaware General Corporation Law, relating to unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our Board of Directors. The indemnification provided under our certificate of incorporation and by-laws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that such advance payment may be made only if the director or officer seeking such advance payment delivers to us an undertaking to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Under our by-laws, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

Under our by-laws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, limited partner, general partner, manager, trustee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to purchase director and officer liability insurance on behalf of our directors and officers.


        Item 7.   Exemption from Registration Claimed

        Not Applicable.


        Item 8.   Exhibits

        The  Exhibit  Index   attached  to  this   Registration   Statement  is
incorporated herein by reference.


        Item 9.   Undertakings

        (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the  prospectus  any facts or events
                             arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                       (iii) To include any material  information with respect
                             to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement reflating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            [The remainder of this page is intentionally left blank.]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on the 20th day of October, 1999.



                                             LUMINANT WORLDWIDE CORPORATION



                                             By: /s/ Guillermo G. Marmol
                                             -----------------------------------
                                             Guillermo G. Marmol
                                             Chief Executive Officer



                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Guillermo G. Marmol and Thomas G. Bevivino as his or her true and lawful attorney-in-fact each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                      Title                            Date




/s/ Michael H. Jordan       Chairman of the Board             October 20, 1999
----------------------
Michael H. Jordan



/s/ Guillero G. Marmol      Chief Executive Officer           October 20, 1999
----------------------      and Director
Guillermo G. Marmol



/s/ James R. Corey          President, Chief Operating        October 20, 1999
----------------------      Officer and Director
James R. Corey



/s/ Thomas G. Bevivino      Senior Vice President - Finance   October 20, 1999
----------------------      and Chief Accounting Officer
Thomas G. Bevivino

/s/ George P. Stamas        Director                          October 20, 1999
----------------------
George P. Stamas



/s/ Randolph Austin         Director                          October 20, 1999
----------------------
Randolph Austin



/s/ Michael J. Dolan        Director                          October 20, 1999
----------------------
Michael J. Dolan


/s/ Richard M. Scruggs      Director                          October 20, 1999
----------------------
Richard M. Scruggs

                                  EXHIBIT INDEX


Exhibit
Number        Description

4.1            1999 Long-Term Incentive Plan

5 Opinion of Wilmer, Cutler & Pickering, as to the legality of the securities being registered

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of Arthur Andersen LLP

24 Power of attorney (included on signature pages of this Registration Statement)